Exhibit 99.1

Earnings Release

Paysign, Inc. Reports Fourth Quarter and Full-Year 2025 Financial Results; Patient Affordability Drives 40% Revenue Growth and Significant Margin Expansion

Mix Shift Drives Gross and Operating Margin Expansion

Strong Balance Sheet Enables Continued Investment for Profitable Growth

HENDERSON, Nev. – March 24, 2026 – (Business Wire) – Paysign, Inc. (NASDAQ: PAYS), a leading provider of patient affordability offerings, donor compensation solutions, engagement and management platforms and integrated payment processing for the life sciences industries, today announced financial results for the fourth quarter and full-year 2025.

Full-Year Financial Highlights

•	Full-year 2025 total revenues of $82.0 million, up 40.5% from 2024

•	Total net plasma center count increased by 115 during 2025, exiting the year with 595 centers, contributing to a 4.0% increase in plasma revenue versus the same period last year

•	Added 55 net patient affordability programs during 2025, exiting the year with 131 active programs, leading to a 167.8% increase in pharma revenue over the same period last year

•	Patient affordability claim volume increased over 79% during 2025 versus the same period last year

•	Full-year 2025 net income of $7.55 million, or $0.13 per diluted share, versus net income of $3.82 million, or $0.07 per diluted share for full-year 2024

•	Full-year 2025 Adjusted EBITDA of $19.94 million, up 107.3% from $9.62 million a year ago, while diluted Adjusted EBITDA per share was $0.33 versus $0.17 for full-year 2024[1]

•	Exited the year with $21.07 million of unrestricted cash and zero debt while repurchasing 100,000 shares of common stock for $376 thousand

•	Restricted cash balances increased 29.0% to $143.92 million

•	Gamma Innovation LLC (“Gamma”) acquisition closed on March 19, 2025 with Blood Establishment Computer System (BECS) currently under U.S. Food and Drug Administration review

•	Full-year 2025 gross dollar load volume was up 8.5% over 2024

•	Full-year 2025 gross spend volume was up 6.2% over 2024
•	Full-year 2025 effective tax rate of 24.7% versus 7.8% for the same period last year

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Fourth Quarter Financial Highlights

•	Fourth quarter 2025 total revenues of $22.76 million, up 45.8% from fourth quarter 2024 (“Q4 2024”)

•	Fourth quarter 2025 net income of $1.36 million, or $0.02 per diluted share, versus net income of $1.37 million, or $0.02 per diluted share for Q4 2024

•	Fourth quarter 2025 Adjusted EBITDA of $5.43 million, up 89.6% from $2.86 million for Q4 2024, while diluted Adjusted EBITDA per share was $0.09 versus $0.05 for Q4 2024[1]

•	Plasma revenue of $12.60 million was up 16.7% versus the same period last year

•	Fourth quarter 2025 average revenue per plasma center per month of $7,067, down from $7,510 for Q4 2024

•	Pharma revenue of $9.60 million was up 122.4% versus the same period last year

•	Fourth quarter 2025 patient affordability claim volume increased over 49% versus Q4 2024

•	Fourth quarter 2025 gross dollar load volume was up 20.7% compared to Q4 2024

•	Fourth quarter 2025 gross spend volume was up 20.4% compared to Q4 2024

•	Fourth quarter 2025 effective tax rate of 45.4% versus (11.1%) for the same period last year

1Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP metrics used by management to gauge the operating performance of the business – see reconciliation of net income to Adjusted EBITDA at the end of the press release.

“2025 was a standout year for Paysign, delivering record top- and bottom-line results,” commented Mark Newcomer, President and CEO of Paysign. “We delivered continued, steady growth in our plasma compensation business and our differentiated solution for patient affordability enabled growth of more than 167%. We continued to scale our patient affordability platform, adding 55 net patient affordability programs during 2025, validating our focus on this business line and demonstrating our ability to generate a positive return on investment for pharmaceutical customers while improving patient access to copay funds. Patient affordability has become a primary driver of both growth and profitability. Demand for our differentiated solutions is strong and growing, reflecting the value of our technology, service model and real-time claims capabilities.”

“As patient affordability continues to represent a larger portion of our business, the benefits of a more favorable revenue mix, with higher margins and increased operating leverage, are translating to the bottom line,” Newcomer added. “We believe we remain in the early stages of this opportunity and are well positioned to continue expanding our presence in the life sciences ecosystem.”

2025 Full-Year Results

Total revenues increased 40.5%, or $23.64 million to $82.02 million from $58.38 million in 2024. Pharma industry revenue increased 167.8% to $33.89 million from $12.65 million due to the financial benefit of 55 net pharma patient affordability programs launched during the past 12 months, and a corresponding increase in monthly management fees, setup fees, claim processing fees and other billable services such as dynamic business rules and customer service contact center support. Processed claims increased by over 79% compared to 2024. Plasma revenue increased 4.0% to $45.62 million from $43.88 million, primarily due to the addition of 115 net plasma centers added during the past 12 months, offset by a decline in average plasma donations per center as plasma inventory levels were elevated throughout much of 2025. This led to a reduction in our average monthly revenue per center as compared to the same period in the prior year. We exited the year with 595 centers versus 480 centers at the end of 2024. Other revenue increased by $671 thousand, or 36.2%, primarily due to the growth and usage in the number of cardholders of our payroll, retail and corporate incentive programs.

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Cost of revenues increased 27.2% due to increased call center support expense associated primarily with the growth in our plasma and pharma businesses, a new customer service contact center that went live in November, wage inflation pressures, a tight labor market and increased benefit costs, as well as due to increased sales and commission expense, higher network and network related fees and increased third-party variable costs. Gross profit was 59.4% compared to 55.1% in 2024.

Total operating expenses were $41.35 million compared to $31.18 million in 2024, an increase of 32.6%. Selling, general and administrative expenses increased by 31.2%. Depreciation and amortization increased by $2.32 million, or 38.8%, due mainly to the continued capitalization of new software development costs, equipment purchases related to the enhancement to our processing platform and the amortization of intangible assets from our Gamma acquisition. Other income decreased by $446 thousand primarily related to the implied interest expense related to future cash payments for the Gamma acquisition of $395 thousand and lower interest rates, offset by higher average restricted bank account balances from our plasma and pharma customers. Operating margin was 9.0% compared to 1.7% in 2024.

Income tax expense was $2.48 million, resulting in an effective tax rate of 24.7%, due to improved net operating income and adjustments to our provision estimate related to Section 174 changes under the One Big Beautiful Bill Act, offset by tax benefits associated with stock-based compensation and tax credits. This was an increase of $2.16 million over 2024.

Net income was $7.55 million, or $0.13 per diluted share, an increase of 97.9% compared to net income of $3.82 million, or $0.07 per diluted share, last year. “EBITDA,” defined as earnings before interest, taxes, depreciation and amortization expense, which is a non-GAAP metric, increased by $8.67 million or 123.5%, to $15.68 million, and “Adjusted EBITDA,” which excludes stock-based compensation expense from EBITDA, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased by $10.32 million, or 107.3%, to $19.94 million, or $0.33 per diluted share.

Quarterly Results

Total Q4 2025 revenues increased 45.8% to $22.76 million from $15.61 million in Q4 2024. Pharma revenue increased 122.4% to $9.60 million and plasma revenue increased 16.7% to $12.60 million.

Gross profit increased by 42.6%, and gross margin was 57.7% compared to 58.9% in Q4 2024.

Total operating expenses were $11.27 million, an increase of 29.0% compared to $8.73 million in Q4 2024. Selling, general and administrative expenses increased by 28.8%, and depreciation and amortization expense increased by 29.6%. Operating margin was 8.1% compared to 3.0% in Q4 2024.

Income tax expense was $1.13 million, resulting in an effective tax rate of 45.4%, compared to an income tax benefit of $137 thousand, and an effective tax rate of (11.1%), in Q4 2024.

Net income was $1.36 million, or $0.02 per diluted share, a decrease of 0.8% compared to net income of $1.37 million, or $0.02 per diluted share, during the same period last year. “EBITDA,” which is a non-GAAP metric, increased by 87.4%, to $4.06 million and “Adjusted EBITDA,” which excludes stock-based compensation expense from EBITDA, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased by 89.6%, to $5.43 million, or $0.09 per diluted share.

Balance Sheet at December 31, 2025

The company’s cash flows increased $42.64 million from December 31, 2024, largely related to the improvement in our operating results, growth of existing customer programs and the launch of new customer programs.

Unrestricted cash increased $10.30 million to $21.07 million from December 31, 2024. The increase resulted primarily from improvement in our operating results.

Restricted cash increased $32.34 million to $143.92 million from December 31, 2024, primarily related to customer program deposits for our plasma and pharma customers of $26.92 million and an increase in funds on card of $5.42 million. Restricted cash are funds used for customer card funding and pharmaceutical claim reimbursements with a corresponding offset under current liabilities.

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2026 Outlook

“Paysign enters 2026 in the strongest position in its history,” said Jeff Baker, Paysign CFO. “With strong revenue growth and improving operating leverage, we are positioned for continued success.”

“For 2026, we expect revenue of $106.5 million to $110.5 million, representing 30.0% to 35.0% year-over-year growth, with plasma and pharma contributing equally and other revenue contributing $2.5 million. Considering the seasonality in both our main healthcare businesses, we expect plasma revenues to be the lowest in the first quarter as donors reduce donation frequency following the receipt of tax refunds going out and ramp up throughout the remainder of the year. We expect pharma revenues to be the highest in the first quarter and decline throughout the remainder of the year as patient affordability claims ramp down.

Gross profit margins are expected to be between 60.0% to 62.0%, reflecting increased revenue contribution from our pharma patient affordability business. Operating expenses are expected to increase 20% over 2025 as we continue to make investments in people and technology. Of this amount, depreciation and amortization expense is expected to be between $9.5 million and $10.0 million, while stock-based compensation is expected to be approximately $5.5 million. Given our large unrestricted and restricted cash balances and the current interest rate environment, we expect to generate interest income of approximately $3.1 million. Our full-year tax rate is estimated to be between 22.5% and 25.0%. Net income is estimated to nearly double over 2025, reaching a range of $13.0 million to $16.0 million, or $0.21 to $0.26 per diluted share, and adjusted EBITDA to be in the range of $30.0 million to $33.0 million, or $0.49 to $0.53 per diluted share. The number of fully diluted shares outstanding for the year is estimated to be 62.3 million.

For the first quarter of 2026, we expect revenue of $27.0 to $27.5 million, representing a 45.2% to 47.8% growth over first quarter 2025 (“1Q25”) and expect to have 137 active patient affordability programs and 589 plasma centers exiting the quarter. Margins are expected to expand across the income statement versus 1Q25 equating to an operating margin between 20.0% to 22.0%, net margin between 17.0% to 19.0%, and adjusted EBITDA margin between 34.5% to 36.5%. Fully diluted earnings per share is estimated to be $0.07 to $0.08 while adjusted EBITDA per share is estimated to be $0.15 to $0.16,” Baker concluded.2

2 The Company is unable to provide a reconciliation of forward-looking adjusted EBITDA, adjusted EBITDA per diluted share and adjusted EBITDA margin to the most directly comparable GAAP measure, net income (and net income per diluted share), without unreasonable effort due to the variability, complexity, and low visibility of certain reconciling items. These items include, but are not limited to, stock-based compensation and other non-recurring items, which could have a material impact on GAAP results.

Fourth Quarter and Full-Year 2025 Financial Results Conference Call Details

The company will hold a conference call at 5:00 p.m. Eastern time on Tuesday March 24, 2026, to discuss its fourth quarter and full-year 2025 financial results. The conference call may include forward-looking statements. The dial-in information for this call is 877.407.2988 (within the U.S.) and +1.201.389.0923 (outside the U.S.). A call replay will be available until June 24, 2026, and can be accessed by dialing 877.660.6853 (within the U.S.) and +1.201.612.7415 (outside the U.S.), using passcode 13758162.

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Forward-Looking Statements

Certain statements in this press release may be considered forward-looking under federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. All statements, besides statements of fact included in this release are forward-looking. Such forward-looking statements include, among others, our belief that demand for our capabilities is strong and growing, reflecting the value of our technology, service model and real-time claims capabilities; our belief that we remain in the early stages of this opportunity and are well positioned to continue expanding our presence in the life sciences ecosystem; our expectation that at the end of March 2026, we will have 137 active patient affordability programs and 589 plasma centers; our belief that we have entered 2026 in the strongest position in our history; our belief that with strong revenue growth and improving operating leverage, we are positioned for continued success; our expectation that for 2026, we will have revenue of $106.5 million to $110.5 million, representing 30.0% to 35.0% year-over-year growth, with plasma and pharma contributing equally and other revenue contributing $2.5 million; our expectation that plasma revenues will be lowest in the first quarter as donors reduce donation frequency following the receipt of tax refunds and ramp up throughout the remainder of the year; our expectation that pharma revenues will be highest in the first quarter and decline throughout the remainder of the year as patient affordability claims ramp down; our expectation that gross profit margins will be between 60.0% to 62.0%, reflecting increased revenue contribution from our pharma patient affordability business; our expectation that operating expenses will increase 20% over 2025 as we continue to make investments in people and technology; our expectation that depreciation and amortization expense will be between $9.5 million and $10.0 million; our expectation that stock-based compensation will be approximately $5.5 million; our expectation that we will generate interest income of approximately $3.1 million; our estimate that our full year tax rate will be between 22.5% and 25%; our estimate that net income will nearly double over 2025, reaching a range of $13.0 million to $16.0 million, or $0.21 to $0.26 per diluted share; our expectation that adjusted EBITDA will be in the range of $30.0 million to $33.0 million, or $0.49 to $0.53 per diluted share; our estimate that the number of fully diluted shares outstanding for the year will be 62.3 million; our expectation that for the first quarter of 2026, we will have revenue of $27.0 million to $27.5 million, representing 45.2% to 47.8% growth over first quarter 2025; our expectation that margins will expand across the income statement versus 1Q25 equating to an operating margin between 20.0% to 22.0%, net margin between 17.0% to 19.0%, and adjusted EBITDA margin between 34.5% to 36.5%; our estimate that fully diluted earnings per share will be $0.07 to $0.08 while adjusted EBITDA is estimated to be $0.15 to $0.16; our belief that non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results and our expectations for total revenues, gross profit margins, operating expenses, depreciation and amortization expenses, stock-based compensation expense, interest income, tax rate, fully diluted share count, net income, net margin, Adjusted EBITDA and Adjusted EBITDA margin for the full-year 2026. We caution that these statements are qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; that a downturn in the economy could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2025. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) operates at the intersection of fintech and healthcare, integrating advanced payment processing and program management with tailored technologies for the plasma, pharmaceutical and life sciences industries. Their breakthrough patient affordability solutions ensure patients receive the financial assistance they need to adhere to prescribed therapies by mitigating the effects of copay accumulators and maximizers. Paysign specializes in blood and plasma donor compensation programs, as well as comprehensive engagement and management platforms optimized for life sciences. Paysign’s proprietary processing architecture supports physical, virtual, mobile and bank-based payments with real-time transaction intelligence, enabling efficient, compliant and scalable program delivery. Through advanced reporting, analytics and in-house 24/7 bilingual customer support, Paysign delivers measurable value, exceptional service and a superior experience for donors, patients, healthcare providers, pharmaceutical manufacturers and program sponsors across their growing fintech healthcare ecosystem. The company is committed to improving efficiencies, reducing costs, streamlining communications, increasing program performance and providing actionable insights to those they serve.

Contacts:

Investor Relations: 888.522.4810 paysign.com/investors ir@paysign.com	Media Relations: Alicia Ches 888.522.4850 pr@paysign.com

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Paysign, Inc.

Condensed Consolidated Statements of Operation (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues
Plasma industry	$12,601,358	$10,798,678	$45,615,640	$43,879,508
Pharma industry	9,595,468	4,313,979	33,888,631	12,652,412
Other	558,370	493,791	2,523,905	1,852,632
Total revenues	22,755,196	15,606,448	82,028,176	58,384,552

Cost of revenues	9,634,625	6,407,442	33,311,223	26,187,218

Gross profit	13,120,571	9,199,006	48,716,953	32,197,334

Operating expenses
Selling, general and administrative	9,059,079	7,031,334	33,035,317	25,180,840
Depreciation and amortization	2,207,277	1,703,338	8,318,797	5,994,986
Total operating expenses	11,266,356	8,734,672	41,354,114	31,175,826

Income from operations	1,854,215	464,334	7,362,839	1,021,508

Other income
Interest income, net	639,391	771,273	2,670,415	3,116,689

Income before income tax provision (benefit)	2,493,606	1,235,607	10,033,254	4,138,197
Income tax provision (benefit)	1,130,989	(137,265)	2,481,641	322,290

Net income	$1,362,617	$1,372,872	$7,551,613	$3,815,907

Net income per share
Basic	$0.02	$0.03	$0.14	$0.07
Diluted	$0.02	$0.02	$0.13	$0.07

Weighted average common shares
Basic	55,084,105	53,520,573	54,426,584	53,207,555
Diluted	61,624,326	55,527,689	59,648,531	55,588,459

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Paysign, Inc.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2025	2024
	(Unaudited)	(Audited)
ASSETS

Current assets
Cash	$21,067,651	$10,766,982
Restricted cash	143,917,060	111,576,204
Accounts receivable, net	72,191,994	32,639,242
Other receivables	926,529	1,606,276
Prepaid expenses and other current assets	1,953,717	2,247,929
Total current assets	240,056,951	158,836,633

Fixed assets, net	1,897,892	1,157,975
Intangible assets, net	22,346,213	12,239,717
Goodwill	4,487,637	–
Operating lease right-of-use asset	5,729,541	2,792,922
Deferred tax asset, net	1,734,969	4,000,950

Total assets	$276,253,203	$179,028,197

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$70,542,803	$34,330,217
Operating lease liability, current portion	751,503	448,008
Other liabilities, current portion	1,863,116	–
Customer card funding	143,191,068	111,328,270
Total current liabilities	216,348,490	146,106,495

Operating lease liability, long-term portion	5,273,891	2,480,070
Other liabilities, long-term portion	6,140,651	–

Total liabilities	227,763,032	148,586,565

Stockholders' equity
Common stock: $0.001 par value, 150,000,000 shares authorized, 56,021,596 and 54,358,382 issued at December 31, 2025 and December 31, 2024, respectively	56,022	54,358
Additional paid-in-capital	35,503,253	24,632,205
Treasury stock at cost, 934,708 shares and 834,708 shares, respectively	(2,148,715)	(1,772,929)
Retained earnings	15,079,611	7,527,998
Total stockholders' equity	48,490,171	30,441,632

Total liabilities and stockholders' equity	$276,253,203	$179,028,197

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Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures that exclude from net income the following cash and non-cash items: interest, taxes, depreciation and amortization and stock-based compensation. We believe these non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

EBITDA and Adjusted EBITDA are not intended to represent cash flows from operations, operating income or net income as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Paysign, Inc.

Adjusted EBITDA (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Reconciliation of EBITDA and Adjusted EBITDA to net income:
Net income	$1,362,617	$1,372,872	$7,551,613	$3,815,907
Income tax provision (benefit)	1,130,989	(137,265)	2,481,641	322,290
Interest income, net	(639,391)	(771,273)	(2,670,415)	(3,116,689)
Depreciation and amortization	2,207,277	1,703,338	8,318,797	5,994,986
EBITDA	4,061,492	2,167,672	15,681,636	7,016,494
Stock-based compensation	1,369,749	697,001	4,262,058	2,604,589
Adjusted EBITDA	$5,431,241	$2,864,673	$19,943,694	$9,621,083

Adjusted EBITDA per share
Basic	$0.10	$0.05	$0.37	$0.18
Diluted	$0.09	$0.05	$0.33	$0.17

Weighted average common shares
Basic	55,084,105	53,520,573	54,426,584	53,207,555
Diluted	61,624,326	55,527,689	59,648,531	55,588,459

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“EBITDA margin” is defined as earnings before interest, income taxes, depreciation and amortization expense as a percentage of the company’s revenue and “Adjusted EBITDA margin” reflects the adjustment to EBITDA margin to exclude stock-based compensation expense as a percentage of revenue. A reconciliation of net income margin to Adjusted EBITDA margin is provided in the table below.

	Three Months Ended December 31,				Year Ended December 31,
	2025		2024		2025		2024
Reconciliation of adjusted EBITDA margin to net income margin:
Net income margin	6.0%		8.8%		9.2%		6.5%
Income tax provision (benefit)	5.0%		(0.9%	)	3.0%		0.6%
Interest income, net	(2.8%	)	(4.9%	)	(3.3%	)	(5.3%	)
Depreciation and amortization	9.7%		10.9%		10.1%		10.3%
EBITDA margin	17.8%		13.9%		19.1%		12.0%
Stock-based compensation	6.0%		4.5%		5.2%		4.5%
Adjusted EBITDA margin	23.9%		18.4%		24.3%		16.5%

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